Exhibit 10.45
MEMORANDUM

DATE:	January 25, 2007

TO:	Jocelyn Martin-Leano

FROM:	Tom Washburn

SUBJECT:	Supplemental Performance Unit Grant
Dear Jocelyn:
This letter sets forth the terms of the Supplemental Performance Unit Grant approved by the Compensation Committee of Irwin Financial Corporation (the “Committee”) and granted to you in connection with your appointment as President of Irwin Home Equity.
1. Grant Size. The number of “performance units” being granted to you under this letter is 231. This grant is effective as of July 1, 2006 and the initial valuation will be as of June 30, 2006. For purposes of this letter, the “performance periods” and number of performance units subject to each performance period are as follows:

Performance Period	Performance Units

7/1/2006 — 12/31/2008	15

1/1/2007 — 12/31/2009	108

1/1/2008 — 12/31/2010	108
Each “performance unit” represents a contractual right to receive a cash payment from Irwin Home Equity based on its incremental cash value as described below. You will only be entitled to payment under this agreement only to the extent you vest in your performance units as described below. Each “performance period” represents the period of time during which Irwin Home Equity must meet certain performance requirements described below in order for you to be eligible to earn a vested right to performance units.
2. Vesting Requirements — In General. You will be entitled to receive a cash payment with respect to a performance unit only if:
(a)	you remain employed throughout a performance period as Irwin Home Equity’s President and Irwin Home Equity meets the performance requirements as described in paragraph 3 below,

(b)	you separate from service under certain circumstances or assume another position with Irwin Financial Corporation or its subsidiaries prior to the end of a performance period and Irwin Home Equity meets the performance requirements as described in paragraph 4 below, or
(c)	there is a Change of Control of Irwin Home Equity as defined in the exhibit while you are employed as President of Irwin Home Equity before the end of a performance period and Irwin Home Equity meets the performance requirements as described in paragraph 3 below.
The Committee shall determine in its sole discretion the extent to which you have earned a vested right to receive payment for your performance units.
3. Vesting if You Remain Employed as Irwin Home Equity’s President at the End of a Performance Period. Your performance units vest to the extent that Irwin Home Equity meets the performance requirements for a performance period and you remain employed as Irwin Home Equity’s President at the end of that period. The performance requirements for vesting are based on the extent to which Irwin Home Equity attains the performance goals under the Irwin Home Equity Short-Term Incentive Plan (“STIP”). This will be measured based upon the actual STIP payouts during the performance period. Your vesting percentage will be equal to the average payout as a percentage of target over the performance period up to a maximum of 100%. For example, if the payouts were 75%, 100%, and 110%, the average would be 285%/3=95%. In the case of the 15 units with the performance period of 7/1/06 — 12/31/08, the total of the STIP payouts will be divided by 2.5. The vested portion can not be less than 0% nor greater than 100%.
4. Vesting if You Are Not Employed as Irwin Home Equity’s President at the End of a Performance Period.
(a)	In the event of your “separation from service” (as such term is defined in Section 409A(a)(2)(a)(i) of the Code) from Irwin Home Equity prior to the end of a performance period for reasons other than death, “disability” (as defined in the STIP) or employment termination initiated by Irwin Home Equity for reasons unrelated to your job performance, you will forfeit all performance units subject to that performance period immediately upon separation. For avoidance of doubt, your separation from service due to misconduct or engaging in criminal conduct shall be considered a reason related to job performance.

(b)	If you separate from service by reason of death, disability or an employment termination initiated by Irwin Home Equity unrelated to job performance, then you shall vest, if at all, in a percentage of each performance unit based solely on your period of employment and Irwin Home Equity’s performance during the applicable performance period. Your vesting percentage for each performance unit in such event shall equal (1) multiplied by (2), where:
(1)	equals your number of completed months of employment during the performance period applicable to the performance unit divided by the number of months in that performance period, and

(2)	equals the vesting percentage determined in a manner consistent with the rules set forth under paragraph 3 above based solely on Irwin Home Equity’s actual performance while you were employed by Irwin Home Equity as its President during the applicable performance period, as determined in good faith by the Committee.
You shall be entitled to a cash payment under paragraph 6 below for each vested performance unit as determined under this paragraph 4(b). All remaining unvested performance units are immediately forfeited on separation from service.

(c)	If you accept a position with Irwin Financial Corporation or one of its direct or indirect subsidiaries during a performance period and are no longer President of Irwin Home Equity at the end of a performance period, your change of position shall be treated as a separation from service initiated by Irwin Home Equity for reasons other than job performance under paragraph 4(b) above solely for purposes of determining the vested percentage of your performance units. You shall be entitled to a cash payment under paragraph 6 below for each vested performance unit as determined under this paragraph 4(c).
5. Change of Control. All of your performance units shall fully vest upon a “Change of Control of Irwin Home Equity” (as defined in the attached Exhibit), provided that you are then employed as Irwin Home Equity’s President. You shall be entitled to a cash payment under paragraph 6 below for all your vested performance units as determined under this paragraph 5. The Committee has final authority to construe and interpret whether there has been a Change of Control event under this paragraph 5 and the date of such Change of Control.
6. Payments. To the extent that you have earned a vested right with respect to a performance unit, you will receive a cash lump-sum payment equal to the value of that unit, determined as of the “applicable valuation date” under paragraph 7 below, as follows:
(a)	any payment pursuant to paragraph 3 shall be made as soon as administratively practicable after the end of the applicable performance period, but no later than March 14th;

(b)	any payment pursuant to paragraph 4(b) shall be made as soon as administratively practicable after your separation from service, but not later than March 14th following your separation from service;

(c)	any payment pursuant to paragraph 4(c) shall be made as soon as administratively practicable after the earlier of your separation from service or the expiration of the applicable performance period, but no later than December 31st of the calendar year in which such separation or expiration, as applicable, occurs; and

(d)	any payment pursuant to paragraph 5 shall be made as a soon as administratively practicable after the applicable Change of Control, but in no event more than 60 days after such event.

Payment may be delayed by Irwin Home Equity (and not you) after the applicable payment due date described above only as permitted under Section 409A of the Code and regulations, rulings, notices and other guidance issued thereunder. In that regard, Irwin Home Equity shall delay any payment that, if made prior to a Change of Control, would not be deductible due to Section 162(m) of the Internal Revenue Code, and any such delayed payment will be made when deductibility will not be limited by Section 162(m), as reasonably determined by the Committee. The maximum payment that you may receive with respect to all performance units subject to this letter is $7,000,000.
7. Valuation of Units. The initial value of each performance unit granted to you is $1,000. The value of each outstanding performance unit as of the applicable valuation event (as defined below) for a performance unit will be calculated by multiplying $1,000 by a fraction, the numerator of which is the Irwin Home Equity line of business value as of the prior quarter’s valuation unless the applicable valuation event occurs on a quarter end date, and the denominator of which is the Irwin Home Equity line of business value on June 30, 2006. For purposes of this paragraph 7, the “applicable valuation event” shall be:
(a)	the last day of the applicable performance period for any payment pursuant to paragraph 3;

(b)	your separation from service for any payment pursuant to paragraph 4(b);

(c)	the date you accept a position with Irwin Financial Corporation or one of its direct or indirect subsidiaries other than as President of Irwin Home Equity for any payment pursuant to paragraph 4(c); and

(d)	the Change of Control of the Company or the Change of Control of Irwin Home Equity, as applicable, for any payment pursuant to paragraph 5.
8. Valuation Methodology. The standard value is fair market value. Valuations may be done by an outside appraiser in conformity with the Uniform Standards of Professional Appraisal Practice or by the use of publicly available data such as industry price-earnings multiples if, in the sole discretion of the Committee, it is believed that publicly available data will reasonably approximate a valuation done by an outside appraiser. If an outside appraiser is used the appraiser will recommend a valuation approach or approaches, such as the combination of a market approach, income approach and net asset approach. Valuations are performed annually unless the Committee determines that significant volatility suggests the need for more frequent valuations. Valuations should be adjusted for any capital contributions.
9. Tax Withholding. Irwin Home Equity may withhold from any amounts payable under this letter or otherwise such federal, state, local or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation.

10. Assignment. You may not pledge, assign, or transfer any of the performance units prior to payment, except by will or the laws of descent and distribution.
11. No Rights to Future Employment. This letter shall not be construed to grant you the right to be retained as President of Irwin Home Equity or as an employee of Irwin Home Equity or its affiliates.
12. Unfunded Obligation. All payments to be made under this letter shall be paid from the general funds of Irwin Home Equity and no special or separate fund shall be established and no segregation of assets shall be made to assure payment of such amounts. You will not have a right, title, or interest whatsoever in or to any investments which Irwin Home Equity may make to aid it in meeting its obligations under this letter.
13. Entire Agreement: Modification. This letter contains the entire agreement between you, Irwin Home Equity and its affiliates concerning the matters set forth herein and supersedes any other discussions, agreements, representations or warranties of any kind with regard to these matters. If for any reason any provision of this letter shall be held invalid, that invalidity will not affect the remainder of this letter.
14. Acknowledgment. You acknowledge that you have had an opportunity to fully discuss and review the terms of this letter with an attorney of your own choosing. You further acknowledge that you have carefully read this letter, understand its contents and freely and voluntarily assent to all of its terms and conditions, and sign your name of your own free act.
15. Governing Law. The provisions of this letter shall be governed by the laws of Indiana (excluding conflicts of laws).
Please review this letter carefully and, if it correctly states our agreement, sign and return to me the enclosed copy.
Best regards,
/s/ Tom Washburn
Tom Washburn, Executive Vice President
Read, accepted and agreed to this 6th day of February, 2007

/s/ Jocelyn Martin-Leano
Jocelyn Martin-Leano

EXHIBIT
CHANGE OF CONTROL OF IRWIN HOME EQUITY
A “Change of Control of Irwin Home Equity” for purposes of this letter shall mean the occurrence of any of the following events:
(a)	Any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended), other than (i) a trustee or other fiduciary holding securities under an employee benefit plan of Irwin Financial Corporation or any of its subsidiaries, or (ii) an entity owned directly or indirectly by the stockholders of Irwin Financial Corporation in substantially the same proportions as their ownership of stock of Irwin Financial Corporation, is or becomes the “beneficial owner” (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of Irwin Home Equity representing 50% or more of the total voting power of the then outstanding shares of capital stock of Irwin Home Equity entitled to vote generally in the election of directors (the “Voting Stock”); or

(b)	Irwin Home Equity shall become a party to an agreement of a reorganization, merger or consolidation or the sale or other disposition of all or substantially all of its assets (a “Business Combination”), in each case, unless all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Voting Stock immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of the total voting power represented by the voting securities entitled to vote generally in the election of directors of the corporation resulting from the Business Combination (including, without limitation, a corporation which as a result of the Business Combination owns Irwin Home Equity’s or all or substantially all of Irwin Home Equity’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to the Business Combination of the Voting Stock of the Company.